Exhibit 99.3
News Release

FOR IMMEDIATE RELEASE
JUNE 13, 2011

CHESAPEAKE ENERGY CORPORATION INCREASES QUARTERLY
COMMON STOCK DIVIDEND BY 17% AND DECLARES
PREFERRED STOCK DIVIDENDS

OKLAHOMA CITY, OKLAHOMA, JUNE 13, 2011 – Chesapeake Energy Corporation (NYSE:CHK) today announced that its Board of Directors has declared a $0.0875 per share quarterly dividend that will be paid on July 15, 2011 to common shareholders of record on July 1, 2011.  Chesapeake has approximately 658 million common shares outstanding.  In addition, Chesapeake’s Board has declared dividends on its outstanding convertible preferred stock issues, as stated below.

	4.50%	5% (2005B)	5.75%	5.75% (Series A)
NYSE Symbol	CHK Pr D	N/A	N/A	N/A
Date of Original Issue	September 14, 2005	November 8, 2005	May 17, 2010	May 17, 2010
Registered CUSIP	165167842	165167826	N/A	N/A
144A CUSIP	N/A	165167834	165167776	165167784
RegS CUSIP	N/A	N/A	U16450204	U16450113
Clean (no legends) CUSIP	N/A	N/A	165167768	N/A
Par Value per Share	$0.01	$0.01	$0.01	$0.01
Shares Outstanding	2,558,900	2,095,615	1,500,000	1,100,000
Liquidation Preference per Share	$100	$100	$1,000	$1,000
Record Date	September 1, 2011	August 1, 2011	August 1, 2011	August 1, 2011
Payment Date	September 15, 2011	August 15, 2011	August 15, 2011	August 15, 2011
Amount per Share	$1.125	$1.25	$14.375	$14.375

Aubrey K. McClendon, Chesapeake’s CEO commented:  “We are pleased that our Board has approved a significant 17% increase in Chesapeake’s common stock dividend.  This is our first dividend increase since June 2008 and reflects the Board’s confidence in Chesapeake's steadily strengthening financial position.  It is our goal to be able to increase our common stock dividend regularly in the years ahead.”

Chesapeake Energy Corporation is the second-largest producer of natural gas, a Top 15 producer of oil and natural gas liquids and the most active driller of new wells in the U.S.  Headquartered in Oklahoma City, the company's operations are focused on discovering and developing unconventional natural gas and oil fields onshore in the U.S.  Chesapeake owns leading positions in the Barnett, Haynesville, Bossier, Marcellus and Pearsall natural gas shale plays and in the Granite Wash, Cleveland, Tonkawa, Mississippian, Bone Spring, Avalon, Wolfcamp, Wolfberry, Eagle Ford, Niobrara, Three Forks/Bakken and Utica unconventional liquids plays.  The company has also vertically integrated its operations and owns substantial midstream, compression, drilling and oilfield service assets.  Chesapeake’s stock is listed on the New York Stock Exchange under the symbol CHK.  Further information is available at www.chk.com where Chesapeake routinely posts announcements, updates, events, investor information, presentations and press releases.

INVESTOR CONTACTS:		MEDIA CONTACTS:	CHESAPEAKE ENERGY CORPORATION
Jeffrey L. Mobley, CFA	John J. Kilgallon	Jim Gipson	6100 North Western Avenue
(405) 767-4763	(405) 935-4441	(405) 935-1310	P.O. Box 18496
jeff.mobley@chk.com	john.kilgallon@chk.com	jim.gipson@chk.com	Oklahoma City, OK 73154